Exhibit 9

SHANE DALY

Vice President and

Associate General Counsel

(212) 314-3912

FAX (212) 314-3959

[EQUITABLE FINANCIAL LOGO]	LAW DEPARTMENT

April 22, 2021

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company (“Equitable Financial”) and Separate Account No. 70 (“Separate Account No. 70”) of the Form N-4 Registration Statement of Equitable Financial and Separate Account No. 70 under the Securities Act of 1933 (File No. 333-190033) and of the Registration Statement of Separate Account No. 70 under the Investment Company Act of 1940 (“1940 Act”) included in the same Form N-4. The Registration Statement covers an indefinite number of units of interest (“Units”) in Separate Account No. 70.

The Units are purchased with contributions received under individual annuity contracts Equitable Financial offers (collectively, the “Contracts”). As described in the prospectus included in the Form N-4 Registration Statement, the Contracts are designed to provide for the accumulation of retirement savings.

I have examined such corporate records of Equitable Financial and provisions of the New York Insurance Law as are relevant to authorization and issuance of the Contracts and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Financial is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account No. 70 was duly established pursuant to the provisions of New York Insurance Law.

3. The assets of Separate Account No. 70 are owned by Equitable Financial; Equitable Financial is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account No. 70 must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable Financial.

4. The Contracts provide that the portion of the assets of Separate Account No. 70 equal to the reserves and other contract liabilities with respect to Separate Account No. 70 shall not be chargeable with liabilities arising out of any other business Equitable Financial may conduct and that Equitable Financial reserves the right to transfer assets of Separate Account No. 70 in excess of such reserves and contract liabilities to the general account of Equitable Financial.

5. The Contracts (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of Equitable Financial.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shane Daly
Shane Daly